STOCK REDEMPTION AGREEMENT

     AGREEMENT made as of this 7th day of August, 1998, by and between VESTEX CAPITAL CORPORATION, a closely held corporation having its principal place of business at 210 South Street, Boston, MA 02111 ("Vestex" or the "Shareholder") and CHANCELLOR CORPORATION (the "Corporation"), a publicly traded corporation with its principal place of business at 210 South Street, Boston, MA 02111. Shareholder and Corporation may be referred to collectively as the "Parties".

     1. Statement of Intent. Shareholder is the present owner of eighty-seven percent (87%) of the issued and outstanding shares of the common stock of the Corporation. Shareholder also owns both Series A and Series AA preferred stock of the Corporation. (See Exhibit A for the specific holdings of Shareholder in the Corporation.)

     Shareholder is a closely held corporation wholly owned by Brian M. Adley ("Shareholder's Owner").

     The Corporation desires to provide for the orderly continuation of the business and affairs of the Corporation if Shareholder's Owner dies.

     Shareholder's Owner desires to assure liquidity for his family if and when he dies owning stock in the Corporation.

     THEREFORE, in consideration of the mutual covenants herein contained, the Parties enter into this Agreement on the terms set forth below.

     2. Disposition of Shares Upon Death. At the death of Shareholder's Owner, the Corporation shall purchase, and the personal representative of the estate of the deceased Shareholder's Owner shall join with Shareholder and sell, all the shares of stock of the Corporation owned by Shareholder at the price and upon the terms and limitations set forth in paragraph 3 of this Agreement. Such transaction shall take place as soon as practicable after Shareholder's Owner's death, but no later than three (3) months after such date.

     3.     Price  and  Terms  for  Purchase  and  Sale  of  Shares.

          3.1 Price. The price per share to be paid upon the purchase and sale of shares of the common stock of the Corporation (including any converted preferred) shall be its market value at the closing of the market on the date of death of Shareholder's Owner, and if such date falls on a weekend day or holiday, the market value on the next business day closest to such date. Any unconverted preferred stock in the Corporation then owned by Shareholder shall be valued as follows, unless the then market value on conversion is greater, in which case the greater value shall prevail: (a) Preferred Series A at $1.90 per share; (b) Preferred Series AA at 50 per share. The Corporation agrees to purchase all of the stock of Shareholder's Owner, provided, however, that such obligation to purchase shall not exceed Ten Million Dollars ($10,000,000).

          3.2 Terms. The purchase price to be paid for any purchase of shares pursuant to this Agreement shall, except as expressly provided otherwise by mutual agreement of the Parties, be paid by the Corporation to the Shareholder in cash or certified check at the closing of the sale.

     4. Insurance Policies. The Corporation agrees to purchase and maintain a policy or policies of life insurance on the life of Shareholder's Owner to fund its obligations under this Agreement. Neither Shareholder nor Shareholder's Owner shall possess any incidents of ownership in any such policy insuring his life. Such policy or policies will be the sole property of the Corporation. No Shareholder nor any successor, transferee, assignee, or personal repre-sentative of Shareholder or Shareholder's Owner shall have any collateral interest in any such policy insuring his own life.

     5. Termination of Agreement. This Agreement shall terminate upon the first to occur of the following events:

          5.1 The execution of an agreement to revoke this Agreement, signed by the duly authorized representatives of the Parties and Shareholder's Owner; or

          5.2 The adoption of a plan of sale or liquidation by the Corporation, or the bankruptcy, receivership, or dissolution of the Corporation (but such termination shall not extinguish the rights or obligations of the Parties arising out of any event occurring before such termination); or

          5.3 The complete termination of all ownership of shares in the Corporation by the Shareholder, and the satisfaction of all obligations respecting such termination, if any, as provided in this Agreement; or

          5.4 The death of Shareholder's Owner and the satisfaction of all obligations here-under by the Parties.

     6.     Amendment.  This  Agreement  is  the  entire understanding among the
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Parties  and  may  be  altered,  amended  or  revoked only by subsequent written instrument  executed  by  all  the  living  parties.

     7.     Persons  Bound.  This  Agreement is binding upon the Corporation and
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the Share-holder and their heirs, legal representatives, transferees, successors and assigns. The Corporation and Shareholder agree to execute any and all additional documents necessary to effectuate the purposes of this Agreement.

     8. Benefit. This Agreement is for the benefit of the Parties, their heirs, executors, administrators, successors, assigns and transferees.

     9. Notices. Shareholder and the Corporation, through their Presidents or other authorized officers, shall give prompt notice to each other of all offers, acceptances, refusals, and exercise of options made pursuant to this Agreement. All notices, writings, offers, acceptances, refusals, payments, or agreements given or required to be given under this Agreement shall be made in writing and sent by registered or certified mail, return receipt requested, to the principal business office of the Corporation and to the last known address of Shareholder appearing on the books of the Corporation, with like notice to:
Attorney Sheila B. Giglio, 239 Common Street, Belmont, MA 02178 if intended for Shareholder; and to: Attorney John D. Colucci, 100 Cummings Center, Suite 332J, Beverly, MA 01915 if intended for the Corporation. Any such notice or other writing shall be deemed given and received upon the expiration of three days following such mailing with proper postage affixed.

     10. Execution of Other Documents. The parties agree to execute and deliver all proxies, stock transfer agent agreements, authorizations, documents and instruments which are necessary to carry out the terms and conditions of this Agreement.

     11. Massachusetts Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

     12. Heading and Gender Neutral. Any headings are inserted solely for the convenience of reference and are not a part of this Agreement, nor shall they affect its meaning, construction or effect. Any pronoun reference to "he" or "she" shall be read as to accommodate the gender of the Parties.

     13. Prior Agreement. This Agreement revokes all previous agreements among the parties to the extent they are inconsistent herewith.

     IN WITNESS WHEREOF, the Parties have hereunto set their hands and seals, the Corporation by its duly authorized officers, the day and year first above written.

CHANCELLOR  CORPORATION                VESTEX  CAPITAL  CORPORATION



By:  /s/  Jonathan  C.  Ezrin          By:  /s/  Brian  M.  Adley____________
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     Jonathan  C.  Ezrin,  Treasurer   Brian  Adley,  President